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                                                                      Exhibit 5

          [Letterhead of Salans Hertzfeld Heilbronn Christy & Viener]



                                               December __, 1999



Interep National Radio Sales, Inc.
100 Park Avenue
New York, New York 10017


Ladies and Gentlemen:

          We have acted as counsel to Interep National Radio Sales, Inc., a New York corporation (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form S-1, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering by the Company and the Selling Stockholder named therein of up to 6,229,167 shares (including 812,500 shares subject to over-allotment options) of Class A Common Stock, $.01 par value, of the Company (the "Common Stock").

          In that connection, we have participated in the preparation of the Registration Statement, including the Prospectus contained therein (the "Prospectus"), and have reviewed certain corporate proceedings. In addition, we have examined originals or copies certified or otherwise identified to our satisfaction of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed necessary to form a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all such latter documents.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
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Interep National Radio Sales, Inc.
Page 2                                                  December___, 1999



          1. The Company is a corporation duly incorporated and validly existing under the laws of the State of New York.

          2. The shares of Common Stock to be registered for sale under the Registration Statement have been duly authorized and, when issued and paid for as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

          The opinions expressed herein are limited to the corporate laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. This opinion speaks as of the date hereof, and we do not undertake any obligation to provide you with any updates of this opinion. This opinion may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,

                                    SALANS HERTZFELD HEILBRONN
                                        CHRISTY & VIENER